EXHIBIT 99.1

POMEROY IT SOLUTIONS
ANNOUNCES RECEIPT OF LETTER FROM
CHARLESBANK PARTNERS, LLC

Hebron, KY – May 16, 2008 – Pomeroy IT Solutions (NASDAQ “PMRY”), a technology and services solutions provider, announced today that its Board of Directors received a letter, last night, from Charlesbank Partners, LLC (“Charlesbank”) informing the Company’s Directors that it is withdrawing from the proposed acquisition of the Company.  On April 9, 2008, the Company disclosed that its Board of Directors had received a letter from David B. Pomeroy, II, the Company’s founder and largest stockholder, proposing to acquire, with Charlesbank Equity Fund VI, LLP as his financial partner, all of the outstanding common stock of the Company not owned by him for a price of $7.05 per share.  Mr. Pomeroy informed the Board today that he continues to be interested in an acquisition of the Company and is pursuing alternative financing.  The non-binding indication of interest from Mr. Pomeroy and Charlesbank had been referred to a Special Committee for review.  Incident to its consideration of the offer from Mr. Pomeroy and Charlesbank, the Special Committee also undertook the exploration of a range of other alternative transactions that could enhance stockholder value.  The Special Committee intends to complete the efforts that it has begun in this regard.

About Pomeroy IT Solutions, Inc.
Pomeroy IT Solutions, Inc. is a leading provider of IT infrastructure solutions focused on enterprise, network and end-user technologies.  Leveraging its core competencies in IT Outsourcing and Professional Services, Pomeroy delivers consulting, deployment, operational, staffing and product sourcing solutions through the disciplines of Six-Sigma, program and project management, and industry best practices.  Pomeroy's consultative approach and adaptive methodology enables Fortune 2000 corporations, government entities, and mid-market clients to realize their business goals and objectives by leveraging information technology to simplify complexities, increase productivity, reduce costs, and improve profitability.  For more information, go to www.pomeroy.com.

Forward-Looking Statements
Certain of the statements in the preceding paragraphs may contain projections and other forward-looking statements.  While these statements are related to future events and represent our best current judgment, they are subject to risks and uncertainties that could cause actual results to vary.  These risks and other factors include but are not limited to:  changes in customer demands or industry standards; existing market and competitive conditions, including the overall demand for IT products and services; adverse or uncertain economic conditions; litigation; loss of key personnel; the nature and volume of products and services anticipated to be delivered; the mix of the products and services businesses; the type of services delivered; the ability to successfully attract and retain customers  and to sell additional products and service to existing customers; the ability to timely bill and collect receivables; the ability to maintain a broad customer base to avoid dependence on any single customer; the need to successfully attract and retain outside consulting services;  terms of vendor agreements and certification programs and the assumptions regarding the ability to perform there under; the ability to manage risks associated with customer projects;  and the ability to attract and retain technical and other highly skilled personnel.  These statements are only predictions.  Actual events or results may differ materially.

Contact:	Keith R. Coogan, President & CEO
(859) 586-0600 x1423